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                                                                 EXHIBIT 10.N(8)

April 8, 1994



Mr. Neil S. Novich
21 Barnstable Rd.
West Newton Hill, MA 02165

Dear Neil:

This will confirm our discussions regarding the terms of our offer for you to join Inland Steel Industries, Inc. ("the
Company").

                 (1) Your titles would be Vice President, Inland Steel Industries, Inc. and Chief Operating Officer Distribution and President, Ryerson.

                 (2) Your employment date would be on or about June 1, 1994 unless otherwise mutually agreed by you and the Company.

                 (3) Your minimum base annualized salary for calendar year 1994 would be $330,000. You would be entitled to participate in the Company's Annual Incentive Plan on the same basis as other participants in the Plan, with your Target Award for purposes of the Plan for 1994 being not less than 50%. You will be guaranteed a minimum bonus of $165,000 prorated for 1994 - paid in first quarter of 1995. When you join Inland Steel Industries, you will also be paid a signing bonus of $100,000.

                 (4) You would be granted a three-year restricted stock award of 5,000 shares of common stock of the Company, subject to the usual conditions regarding your continued employment with the Company. In addition, you will be granted a stock option grant of 20,000 shares under the Inland Steel Industries Stock Option Program. Both of these grants will be made when you join the Company.

                 (5) The Company will, in the absence of any malfeasance on your part, guarantee you three (3) years of salary and benefits. After three years, this guarantee will convert to our standard change of control agreement, on terms and conditions consistent with those incorporated in existing agreements. In addition, you would be entitled to participate in the Company's medical, life insurance, pension, thrift and other benefit plans and programs in accordance with the terms and conditions of such plans and programs (however, we will waive the six month service requirement for LTD eligibility, making you eligible for LTD when you join the Company) and would also be entitled to such additional benefits as are normally provided to officers of the Company, including Company car and appropriate memberships.

                 (6) The Company will reimburse you for all reasonable expenses incurred by you in moving yourself and your family from West Newton Hill, Massachusetts to the Chicago area, including purchase of your primary residence at a price not less than, your purchase price plus the cost of capital improvements as defined by the IRS and an amount sufficient to pay all taxes on the reimbursement such that you have no net after tax cost or loss.

We would anticipate hearing from you regarding this proposal at your earliest convenience. In the meantime, if you have any questions regarding any of the above items, please feel free to telephone me in that regard.

Sincerely,


/s/ Robert J. Darnall
Chairman, President and
Chief Executive Officer